EXHIBIT 10(iv)
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                          Dealer/Contractor Agreement

                                 Introduction

We are pleased to offer you the opportunity to establish yourself as an authorized dealer or Contractor for SLS products under the terms of this agreement. We feel this agreement reflects the concepts of service to the customer that are essential to both of us for long-term success.

SLS manufactures high-quality loudspeakers that are crafted to high standards to produce the finest sound available. Maintaining customer confidence in the products and service of SLS is utmost important and we rely on our dealer/contractors to convey that commitment to the customers. With this in mind, SLS and the Dealer or Contractor have agreed as follows:

1. Best Efforts. The Dealer or Contractor shall use his best efforts to promote and advertise the SLS products to secure the sales of the product and the customer satisfaction.

2. Sales Personnel. Each Dealer or Contractor will be staffed with competent sales personnel who are familiar with the SLS line and the specifications and technical advantages of the loudspeakers.

3. Dealer Displays. The Dealer will maintain adequate displays of the SLS products and will be easily accessible and can be viewed upon entering the location.

4. Dealer Promotional Materials. The Dealer shall maintain an adequate stock of SLS specification sheets and other sales literature sufficient to meet the expected traffic in each location and copies will be available for the customer at their request.

5.  Inventory.

      --The Dealer shall maintain at least two loudspeakers for visible display and an adequate stock in inventory for immediate delivery to purchasers. The number in inventory will be determined based upon adequate and anticipated sales as discussed with SLS. Goods will not be drop shipped to customers unless previously arranged with SLS.

      --The Contractor highly recommended to maintain at least two loudspeakers for demonstration purposes for potential customers although it is not required.

6. Dealer Resale Prices. The Dealer or Contractor recognizes that the cost of doing business requires some control over the selling price, and in that regard, SLS will allow the dealer to establish end pricing with consideration of the "Suggested User Price" as provided by SLS.




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7.  Dealer Annual Dollar Sales.  Each Dealer is understood to be capable of producing sales of SLS products in excess of $_______ annually. This is understood to be a minimal amount and is intended to allow a lower level for new dealers, and sales above this amount should be expected. Volumes less than this amount for established Dealers would be cause for reconsideration of continuing as a Dealer for SLS products.

8. Prohibited Sales. The Dealer or Contractor shall not sell or transfer SLS Products to any person or entity for resale without the written consent of SLS.

9. SLS Sales to Dealers. SLS will do its utmost to design and manufacture products to highest quality standards and it will sell new, unused products only to dealers with the exception of sales to sound contractors and any other entity which is deemed not to compete with the established Dealers by SLS.

10. Prices. The price charged to Dealers/Contractors will be established by SLS and changes or additions will be communicated with fifteen (15) days notice.

11. Purchase Orders. The Dealer or Contractor should provide SLS with written purchase orders for all products with ample lead time to be filled.

12. Returned Goods. The Dealer or Contractor will not return goods deemed to be damaged or defective without the authorization from SLS.

13.  Termination.  This agreement may be terminated without cause with thirty
(30) days notice from the terminating party to the other party.

14. Territory. No exclusive territory will be assigned by SLS however due consideration of the territorial boundaries for each Dealer or Contractor will be considered by SLS when assigning new Dealers or Contractors in close proximity.

15. Dealer Commitment. The Dealer or Contractor has read, examined and reviewed this document and agrees with the terms as stated. His willingness to make a commitment to SLS and to the end-user of SLS products is indicated by his signature below.

___________________________      ______________________________
Dealer or Contractor  Date       SLS Representative      Date















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